EXHIBIT 10.1

September 14, 2024

Vittal Vasista

1218 Harve Lafitte Drive

Austin, TX 78746

Dear Vit:

This letter (“Agreement”) confirms the details of your separation from REGENXBIO Inc. (“REGENXBIO” or the “Company”), and all subsidiaries, successors, affiliated and/or related entities (collectively referred to as “REGENXBIO” or the “Company”). While these matters are never easy, we hope that your separation can occur as smoothly as possible and on an amicable basis. To that end, REGENXBIO offers you the following separation package to assist you going forward with the transition to other employment, contingent upon your entering into this Agreement upon the terms set forth below:

1.
Separation Date. Your last day of employment will be September 16, 2024 (the “Separation Date”). After the Separation Date, the Employee will not represent himself as being an employee, officer, attorney, agent, or representative of REGENXBIO for any purpose. You will receive your last paycheck on or before September 20, 2024. You will also receive payment for accrued but unused PTO in your last paycheck. A press release disclosing your separation will be issued on September 16, 2024, and we will provide a draft for your review upon your execution of this Agreement. REGENXBIO shall reasonably consider any comments from Employee.
2.
Effective Date. This Severance Agreement shall not become effective until the Employee signs this Severance Agreement and the Revocation Period has elapsed (“Effective Date”). No payments due to the Employee under this Agreement shall be made or begin before the Effective Date.
3.
Consideration. Upon the Effective Date, REGENXBIO shall provide the following in consideration for Employee’s agreement to be bound by the terms of this Severance Agreement and Employee’s compliance with the promises made herein:
a.
Separation Allowance. In return for you entering into this Agreement, you will be provided with a separation allowance ("Separation Allowance"). The Separation Allowance shall be in the amount of $500,018.00 which represents twelve (12) months of your base pay. The Separation Allowance shall be paid in three lump sum payments, less applicable withholdings. The first lump sum will be paid within thirty (30) days after this Agreement is effective, the second one will be paid within six months of when this Agreement is effective and before March 15, 2025, and the third lump sum to be paid within twelve months of this Agreement being effective, and before September 16, 2025.

Further, you will be paid the annual incentive bonus as a lump-sum payment in the amount that will equal to 75% of your annual target bonus (“Bonus Target”). Your bonus target is equal to 40% of your 2024 annual base salary, less applicable withholdings, which shall be paid on or by March 15, 2025. The amount of annual incentive bonus to which Employee is entitled as of the Separation Date is based upon the criteria established in advance by the REGENXBIO Board or the Compensation Committee. The Company hereby waives the requirement that any incentive bonus earned by you shall be paid to you only if you remain employed through the payment date of the bonus.

b.
Benefits. Your health insurance coverage will end on September 30, 2024; however, you are eligible to continue participating in REGENXBIO’s healthcare plan in accordance with COBRA. If you elect to continue your Medical, Vision and/or Dental coverage past September 30, 2024, REGENXBIO will pay for the full COBRA monthly premium for up to twelve (12) months. After that time, you will be expected to pay the monthly premium in order to continue coverage.
c.
Consulting Agreement. The Company and you shall enter into a Consulting Agreement in the form attached hereto as Exhibit A.
d.
Attorneys’ Fees. Within 21 days of execution of this Agreement and submission of documentation supporting the amount of attorneys’ fees you incurred in connection with your separation of employment, the Company will reimburse you in an amount not to exceed $5,000.
4.
Equity. Any equity rights regarding any stock and/or options and any and all rights to exercise any vested shares held will be dictated by the terms of the underlying plan documents, except as provided below. Notwithstanding any contrary terms or conditions in the applicable stock option and restricted stock unit agreements, your service to REGENXBIO will be deemed to be continuous between your employment with REGENXBIO and your performance as a Consultant pursuant to the Consulting Agreement dated as of September 16, 2024 for the purposes of allowing any stock options or restricted stock units on Schedule 1 to continue vesting for the Term of the Consulting Agreement, and for purposes of determining the commencement of the post-separation exercise period of any stock options. Any incentive stock options that are not vested and exercised by the date that is three months from the Separation Date shall be deemed non-qualified stock options, pursuant to applicable law. The Parties agree that Schedule 1 attached to the Consulting Agreement of even date and made a part of this Agreement accurately reflects the stock options and restricted stock units held by you and the vesting information related to each such grant.
5.
No Consideration Absent Execution of this Severance Agreement. Employee understands and agrees that Employee would not receive the consideration specified in Paragraph 4, above, except for Employee’s execution of this Severance Agreement and the fulfillment of the promises contained herein.
6.
Time for Consideration and Advice to Seek Counsel. Employee was first provided with this Severance Agreement on or before September 6, 2024, and has been given until the end of the day on October 22, 2024 to consider its terms; therefore, Employee has been given at least forty-five (45) days to consider the terms of this Severance Agreement. Employee may knowingly and voluntarily waive this forty-five (45) day period at any time by signing the Severance Agreement, in which event the Revocation Period (defined in Paragraph 7) shall begin on the date Employee executes the

Severance Agreement. Employee is advised to seek the advice of an attorney when considering whether or not to be bound by the terms of this Severance Agreement.
7.
Revocation. Employee may revoke this Severance Agreement for a period of seven (7) calendar days following the day Employee executes this Severance Agreement (“Revocation Period”). This Severance Agreement shall not become effective or enforceable until the Revocation Period has expired. Revocation may be made by delivering a written notice of revocation by courier or hand delivery by 5 p.m. on the last day to REGENXBIO’s Chief Communications & People Officer, Shiva Fritsch, REGENXBIO, 9804 Medical Center Drive, Rockville, Maryland 20850.
8.
General Release of Claims. In exchange for the consideration provided in this Severance Agreement, the Employee and the Employee’s heirs, executors, representatives, administrators, agents, and assigns (collectively, the “Releasors”) irrevocably and unconditionally fully and forever waive, release, and discharge REGENXBIO and all of its current and former predecessors, parents, subsidiaries and affiliates (collectively, the “Released Entities”), and the Released Entities’ current and former shareholders, directors, officers, employees, accountants, insurers, agents and attorneys, of and from any and all claims, demands, actions, causes of actions, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown (collectively, “Claims”), which Releasors have or may have as of the date of execution of this Severance Agreement. Listed below are examples of the statutes under which Employee will not bring any claim. If the law prohibits a waiver of claims under any such statute, Employee acknowledges that Employee has no valid claim under those statutes. The claims released or acknowledged not to exist include, but are not limited to, any alleged violation of:
•
Title VII of the Civil Rights Act of 1964, as amended;
•
The Civil Rights Act of 1991;
•
Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
•
The Employee Retirement Income Security Act of 1974, as amended;
•
The Immigration Reform and Control Act, as amended;
•
The Americans with Disabilities Act of 1990, as amended;
•
The Age Discrimination in Employment Act of 1967, as amended;
•
The Workers Adjustment and Retraining Notification Act, as amended;
•
The Occupational Safety and Health Act, as amended;
•
The Sarbanes-Oxley Act of 2002;
•
The Equal Pay Act;
•
The National Labor Relations Act;
•
Maryland Human Rights Act, as amended;
•
Maryland Equal Pay For Equal Work Law, as amended;
•
Medical Information Discrimination Law;
•
Any similar county and city laws such as those of Montgomery County, which prohibit employment discrimination;

•
all including any amendments and their respective implementing regulations;
•
Any other federal, state, local, or foreign civil or human rights law (statutory, regulatory, or otherwise) or any other federal, state or local regulation or ordinance that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;
•
Any public policy, contract, tort, or common law obligation;
•
Any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance that may be legally waived and released;
•
Any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress;
•
Any and all claims for monetary or equitable relief, including but not limited to attorneys' fees, back pay, front pay, reinstatement, experts' fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties; and
•
Any obligation to pay for costs, fees, or other expenses.
9.
Release of Age Claims. Employee expressly and specifically waives any and all rights or claims that Employee may have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 621 et seq., as amended (“ADEA”). Employee acknowledges that this waiver is knowingly and voluntarily made, and specifically agrees that: (i) this agreement and waiver is written in a manner that Employee understands; (ii) this waiver specifically relates to rights and claims under the ADEA; (iii) Employee does not waive any rights or claims that may arise after the date of this Release; (iv) Employee waives these rights or claims in exchange for substantial consideration in excess of anything of value to which Employee is otherwise entitled to receive; and (v) Employee has been advised in writing, and given the opportunity, to consult with an attorney prior to executing this Release.
10.
Affirmations. Employee has not filed or caused to be filed and is not a party to any claim, charge, complaint, or action against REGENXBIO or any of the other Released Entities in any forum or form. Employee has been properly paid for all hours worked for REGENXBIO. Employee has no known workplace injuries or occupational diseases. Except as otherwise provided in this Severance Agreement, Employee has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled and no other leave (paid or unpaid), compensation, wages, overtime, bonuses, commissions and/or benefits are due Employee. As such, Employee will be entitled to no other or further compensation, remuneration or benefits of any kind from the Company and specifically acknowledges that nothing else is owed or due except as set forth in this Agreement. Employee has not engaged in and is not aware of any unlawful conduct relating to the business of REGENXBIO.

Employee agrees that Employee, to the fullest extent permitted by law, will not file any charges, claims, complaints, demands, or grievances against any Released Entities in or with any federal, state, or local agency, board, court, or other government or administrative entity, or before any other public or private entity, including an arbitrator, panel, or tribunal, which is based upon or related to any actions, or omissions by any Released Entities, occurring up to the Effective Date of this Agreement, nor will Employee pursue any such charges, claims, complaints, demands, or grievances through a third party.

The Parties acknowledge that this general release and waiver of claims excludes, and Employee does not waive, release, or discharge: (i) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, or other similar federal or state administrative agencies, although Employee waives any right to recover any monetary relief or other remedies related to any filed charge or administrative complaint Employee made or could have made through the Effective Date of this Agreement to the fullest extent permitted by law; (ii) claims that cannot be waived by law; or (iii) any rights to vested benefits, such as pension or retirement benefits.

To the fullest extent permitted by law, Employee waives any ability or right to be a class or collective action representative, or to otherwise participate in any certified or putative class, collective, or multi-party action or proceeding regarding any claims Employee made or could have made through the Effective Date of this Agreement based on a claim in which any of the Released Entities is a party.

Employee agrees not to remove any of the Company’s tangible or intangible property from the Company's premises. The Employee represents and warrants that the Employee has returned all Company property, including without limitation identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, computer files, supplies, equipment, customer files, documents and/or other records prepared for or by the Company and will not retain any copies regardless of format of any confidential Company information. By signing below Employee affirms that no Company files or information were improperly deleted, copied or retained from the Company’s computer equipment and/or system(s). Receipt of the severance described above in this Agreement is expressly conditioned upon return of all Company property and compliance with the terms of this provision and this Agreement.

Employee affirms that as of the date this Severance Agreement is signed, Employee is not receiving Medicare benefits. Nonetheless, if the Centers for Medicare & Medicaid Services (the “CMS”) (this term includes any related agency representing Medicare’s interests) determines that Medicare has an interest in the payment to Employee under this Severance Agreement, Employee agrees to indemnify, defend and hold the Company harmless from any action by the CMS relating to Employee’s medical expenses. Employee agrees to reasonably cooperate with the Company upon request with respect to (i) any information needed to satisfy the reporting requirements under Section 111 of the Medicare, Medicaid, and SCHIP Extension Act of 2007, if applicable, and (ii) any claim the CMS may make and for which Employee is required to indemnify the Company under this paragraph. Further, Employee agrees to waive any and all future actions against the Company for any private cause of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A).

11.
Release by the Company. REGENXBIO, on behalf of itself and its current and former predecessors, parents, subsidiaries and affiliates, irrevocably and unconditionally fully and forever waives, releases, and discharges Employee and his heirs, successors, and assigns, from any and all known claims, demands, actions, causes of actions, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever as of the date of execution of this Severance Agreement related to the good faith performance of Employee’s job functions. The Company represents that it has no knowledge of any claims not related to the good faith performance of Employee’s job functions.
12.
Confidential Information. The Employee understands and acknowledges that during the course of employment with REGENXBIO, the Employee has had access to and learned about confidential, secret, and proprietary documents, materials, and other information, in tangible and intangible form, of and relating to REGENXBIO and its businesses and existing and prospective customers, suppliers, investors, and other associated third parties ("Confidential Information"). The Employee further understands and acknowledges that this Confidential Information and REGENXBIO's ability to reserve it for the exclusive knowledge and use of REGENXBIO is of great competitive importance and commercial value to REGENXBIO, and that improper use or disclosure of the Confidential Information by the Employee may cause REGENXBIO to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages, and criminal penalties.

For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, device configurations, embedded data, compilations, metadata, algorithms, technologies, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of REGENXBIO or its businesses or any existing or prospective customer, supplier, investor, or other associated third party, or of any other person or entity that has entrusted information to REGENXBIO in confidence. The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Employee understands and agrees that Confidential Information developed by the Employee in the course of the Employee's employment by REGENXBIO is subject to the terms and conditions of this Agreement as if REGENXBIO furnished the same Confidential Information to the Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Employee, provided that the disclosure is through no direct or indirect fault of the Employee or person(s) acting on the Employee's behalf. The Employee understands and acknowledges that the Employee's obligations under this Agreement regarding any particular Confidential Information begin immediately and shall continue during and after the Employee's employment by REGENXBIO until the Confidential Information has become public knowledge other than as a result of the Employee's breach of this Agreement or a breach by those acting in concert with the Employee or on the Employee's behalf.

Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Employee shall promptly provide written notice of any such order to REGENXBIO’s Human Resources Department.

13.
Cooperation. The parties agree that certain matters in which the Employee has been involved during the Employee's employment may need the Employee's cooperation with REGENXBIO in the future. Accordingly, for a period of six months after the Separation Date, to the extent reasonably requested by REGENXBIO, the Employee shall cooperate with REGENXBIO regarding matters arising out of or related to the Employee's service to REGENXBIO. REGENXBIO shall reimburse the Employee for reasonable expenses incurred in connection with this cooperation.
14.
Non-Disparagement. Employee agrees not to disparage any of the Released Entities or any of their current or former shareholders, directors, officers, employees, accountants, insurers, agents or attorneys. The Company agrees to instruct the executive team not to disparage Employee. The term "disparage" includes, but is not limited to, any communication to the media, social media, or in any manner or to any other entity or individual that would adversely affect the Released Entities or Employee: (i) the business affairs of any of the Released Entities, or (ii) the reputation of any of the Released Entities or Employee. Nothing in this Agreement prevents Employee from discussing or disclosing truthful information about unlawful acts in the workplace, such as harassment, discrimination or any other conduct Employee reasonably believes is unlawful.
15.
Successors and Assigns. REGENXBIO may freely assign this Severance Agreement at any time, provided that the assignee is at least as financially capable of meeting the obligations in this Severance Agreement as REGENXBIO. This Severance Agreement shall inure to the benefit of REGENXBIO and its successors and assigns. The Employee may not assign this Agreement in whole or in part. Any purported assignment by the Employee shall be null and void from the initial date of the purported assignment.
16.
Governing Law and Interpretation. This Severance Agreement shall be governed by, and interpreted in accordance with, the laws of Maryland without regard to its conflict of laws principles and without regard to any rule of any jurisdiction that would result in the application of the law of another jurisdiction. The parties expressly consent that any action or proceeding relating to this Agreement will only be brought in the state courts in Rockville, Maryland, or the federal courts in Maryland, as appropriate, and that any such action or proceeding shall be heard without a jury, and the parties expressly waive the right to bring any such action in any other jurisdiction and have such action heard before a jury.
17.
No Admission of Wrongdoing. Employee and REGENXBIO agree that neither this Severance Agreement, nor the furnishing of the consideration hereunder, shall be deemed or construed at any time for any purpose as an admission or evidence of any liability or misconduct of any kind by any person or entity.

18.
Notices. All notices under this Severance Agreement must be given in writing by personal delivery or regular mail at the addresses indicated in this Severance Agreement or any other address designated in writing by either Party. When providing written notice to REGENXBIO, a copy must be provided to REGENXBIO’s Human Resources Department at the address below.

Notice to REGENXBIO:	Shiva Fritsch
Chief Communications and People Officer
9804 Medical Center Drive
Rockville, MD 20850

19.
Amendment. This Severance Agreement may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Severance Agreement.
20.
Entire Agreement. This Severance Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties, except that Employee shall continue to be bound by the applicable provisions of REGENXBIO’s confidentiality and related Proprietary Information and Inventions Agreement effective as of January 19, 2015 and except that the parties are also entering into a Consulting Agreement as of Separation Date. Employee has not relied on any representations, promises, or agreements of any kind in connection with Employee’s decision to accept this Severance Agreement, except for those set forth in this Severance Agreement and the Consulting Agreement.
21.
Counterparts. This Severance Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

EMPLOYEE HAS BEEN ADVISED IN WRITING THAT EMPLOYEE HAS AT LEAST FORTY-FIVE (45) CALENDAR DAYS TO CONSIDER THIS SEVERANCE AGREEMENT AND THAT EMPLOYEE SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS SEVERANCE AGREEMENT. TO THE EXTENT EMPLOYEE EXECUTES THIS AGREEMENT WITHIN LESS THAN THOSE FORTY FIVE (45) DAYS, THE REMAINING TIME IS WAIVED.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS SEVERANCE AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL FORTY FIVE (45) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS SEVERANCE AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE CONSIDERATION SET FORTH IN PARAGRAPH 4 ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS SEVERANCE AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST REGENXBIO, ANY OF THE OTHER RELEASED ENTITIES, AND ANY CURRENT OR FORMER SHAREHOLDER, DIRECTOR, OFFICER, EMPLOYEE, ACCOUNTANT, INSURER, AGENT OR ATTORNEY OF REGENXBIO OR ANY OF THE OTHER RELEASED ENTITIES.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Severance Agreement as of the date set forth below:

/s/ Vittal Vasista

Vittal Vasista (Signature)

Date:	September 14, 2024

REGENXBIO INC.

By:	/s/ Shiva Fritsch

Its:	Chief People & Communication Officer

Date:	September 14, 2024